Exhibit 10.23
SEPARATION AGREEMENT
          This Separation Agreement (“Agreement”) is entered into on December 31, 2008 between Ralf Suerken (“Employee”), a Minnesota resident, and SoftBrands, Inc. (“Company”).
BACKGROUND
A.	Employee has been employed by the Company or one of its wholly owned subsidiaries as the Senior Vice President of Manufacturing.

B.	In connection with his resignation of employment, the Employee and the Company desire to clarify all matters between them and to consolidate within one document their obligations to each other.
          NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties agree as follows:
AGREEMENTS
               Mutual Release of Claims. By executing this Agreement the Employee acknowledges that he releases the Company, its insurers, affiliates, subsidiaries, divisions, committees, directors, officers, employees, agents, predecessors, successors, and assigns of all claims related to his employment. This Agreement will not be interpreted or construed to limit such Release in any manner. Further, the existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of this Release. By executing this Agreement, the Company acknowledges that it releases Employee from any claims it may have against Employee arising from the scope of his employment with the Company. SoftBrands will continue to provide indemnity to Employee after termination, to the fullest extent provided in its bylaws, for any actions taken prior to termination in Employee’s official capacity as an executive of SoftBrands or any of its subsidiary corporations.
          1. Separation from Employment. By executing this Agreement, Employee hereby resigns from employment as an employee of the Company, effective as of February 28, 2009. (“Termination Date”).
          2. Payments and Consideration. The Company agrees to the conditions set forth below only if the Employee successfully transitions his responsibilities:
1)	Mr. Suerken will be eligible for the RSU’s granted under the 2001 Stock Option Plan that will vest in January 2009. The total number of shares scheduled to vest is 9,875;

2)	The vesting for a prorated portion of the RSU’s granted on October 2, 2006 will be accelerated. A total of 80,000 shares will vest on February 28, 2009.

3)	All other shares granted to Mr. Suerken under the 2001 Stock Option Plan will be forfeited by Mr. Suerken.

4)	Mr. Suerken will be paid his per pay period base salary through February 28, 2009.

5)	Mr. Suerken will be paid for any bonus earned for the first quarter of fiscal 2009.
Mr. Suerken shall be responsible for paying all taxes and other fees and expenses associated with the exercise of stock options and any income earned.

          3. Non-Disclosure Agreements.
     a. Agreement Not to Disclose Confidential Information. Employee will not, without the prior written consent of the Company, disclose to any person, other than an officer or director of the Company, any trade secrets of the Company or any of the Company’s confidential strategic plans or confidential product development, marketing, or sales plans; provided, however, that notwithstanding the provisions of this subparagraph, Employee will not be prohibited from disclosing any information that, at the time of Employee’s disclosure, is available in the public domain; and provided further, however, that notwithstanding the provisions of this subparagraph, Employee may disclose confidential information if such disclosure is required by law. Employee may disclose historical financial information relevant to Employee’s performance with Company, solely for purposes of obtaining employment.
     b. Scope of Restrictions. The parties intend that, if any court of competent jurisdiction holds that any restriction in this Agreement exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.
          4. Mutual Representations. Employee represents that, during the entire period that he was an employee of the Company, he acted in good faith, had no reasonable cause to believe that her conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The Company represents that, during the entire period that Employee was an employee of the Company, the Company and its Directors and Officers, acted in good faith and both parties have no reasonable cause to believe that their conduct was unlawful.
          5. Non-Disparagement. Employee will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of their directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, or image of Employee.
          6. Claims Involving the Company. Employee will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company or any of its directors, officers, employees, or agents, nor will Employee voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company or any of its directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Employee from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal or administrative process, during any legal or administrative proceedings involving the Company or any of their directors, officers, employees, or agents.
          7. No Claims Exist. Employee confirms that no claim, charge, complaint, or action exists in any forum or form. In the event that any such claim, charge, complaint or action is filed, Employee shall not be entitled to recover any relief or recovery there from, including costs and attorney’s fees.

          8. Returning of Records, Documents, and Property. Employee will return the records, correspondence, documents, financial data, plans, computer disks, computer tapes, reports, lap top and other tangible property in her possession or under his control belonging to the Company no later than February 28, 2009.
          9. Full Compensation. Employee understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Employee for and extinguish any and all of the claims Employee is releasing in the Release, including, but not limited to, her claims for attorneys’ fees and costs, and any and all claims for any type of legal or equitable relief.
          10. No Admission of Wrongdoing. Employee understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Employee. Employee will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.
          11. Enforcement. Employee understands and agrees that in the event Employee violates the terms of this Agreement that the Company may suffer irreparable damages and may be entitled to an injunction to stop Employee from continued violation and such other relief against Employee as may be provided at law or equity.
          12. Authority. Employee represents and warrants that he is competent to enter into this Agreement and the Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Release have been assigned to any person or entity not a party to this Agreement and the Release.
          13. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party without the prior written consent of the other party.
          14. Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.
          15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          16. Severable. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained in it.
          17. Governing Law. This Agreement and the Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Release will be governed by, the laws of Minnesota.
          IN WITNESS WHEREOF, the parties have executed this Agreement on the date stated.

Dated		Employee

SoftBrands, Inc.

By:
Dated 12/31/2008		Its: SVP&GM Mfg

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